Exhibit 99.1

NEWS RELEASE

Contact:	Daniel C. Ayscue, President/CEO, (704) 867-5828
dan.ayscue@alliancebankandtrust.com

AB&T Financial Corporation Announces 2009 Results

Gastonia, N.C. (February 17, 2010) AB&T Financial Corporation (OTC Bulletin Board: ABTO), the parent company of Alliance Bank & Trust Company, today reported a net loss available to common shareholders of $2.9 million or $(1.06) per diluted share for the year ended December 31, 2009, compared to a net loss of $514 thousand or $(0.19) per diluted share for the year ended December 31, 2008.  The primary reasons for the loss were a $3.5 million non-cash provision for loan loss allowance, a $1.0 million non-cash expense associated with mark-to-market accounting rules in the bank-owned real estate portfolio and increased costs associated with the FDIC deposit insurance program.  It should also be noted that the bank recognized significant one-time expenditures associated with a terminated merger agreement with 1st Financial Services Corporation, Hendersonville, North Carolina.

Assets at December 31, 2009 were $176.7 million, an increase of $6.4 million or 3.8% over the $170.3 million at December 31, 2008. Loans totaled $140.0 million at December 31, 2009 compared to $139.7 million at December 31, 2008, an increase of $305 thousand.

Total deposits increased to $143.7 million on December 31, 2009, up from $121.3 million as of December 31, 2008, which management believes provides the bank with a strong funding base.

Net interest income for the year ended December 31, 2009 was $3.9 million, a decrease of approximately $386 thousand or 9.1 % from the year ended December 31, 2008.

Daniel C. Ayscue, President and CEO, commented, “While the current economic and regulatory environment has certainly presented all financial institutions with significant hurdles in 2009, we feel extremely fortunate to have finished the year with a solid capital base, well above regulatory requirements, and ample liquidity to move into 2010 with a positive outlook.  In 2010 we will continue to focus on maintaining our capital structure and adding to shareholder value through focused and sustainable growth and profitability.”

Alliance Bank & Trust Company, which opened in Gastonia, North Carolina in 2004, operates four North Carolina banking offices, in Gastonia (2), Kings Mountain and Shelby.

AB&T Financial Corporation is the parent company of Alliance Bank & Trust Company, which operates 4 community oriented branches in Gaston and Cleveland Counties in North Carolina that offer a full array of banking services. Additional information on Alliance Bank & Trust’s locations and the products and services offered are available at www.alliancebankandtrust.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. A discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in the release.